Exhibit 7(c)

EXECUTION VERSION

VOTING AGREEMENT

This VOTING AGREEMENT, dated as of April 4, 2017 (this “Agreement”), is made and entered into by and among: Liberty Interactive Corporation (the “Company”); General Communication, Inc., an Alaska corporation (“GCI”); and each of the stockholders of the Company that are listed on Schedule A hereto (each a “Stockholder” and collectively, the “Stockholders”).

RECITALS

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, Liberty Interactive LLC, a Delaware limited liability company, and GCI are entering into an Agreement and Plan of Reorganization, dated as of the date hereof (as the same may be amended or supplemented, the “Reorganization Agreement”; capitalized terms used but not defined herein shall have the meanings set forth in the Reorganization Agreement);

WHEREAS, pursuant to the terms of the Reorganization Agreement, the Company shall seek to obtain the approval of the stockholders of the Company with respect to the redemption of shares of its Liberty Ventures common stock in exchange for shares of the corresponding series of GCI’s common stock (the “Redemption Proposal”);

WHEREAS, following the consummation of the transactions contemplated by the Reorganization Agreement, GCI intends to effect a merger with and into its wholly-owned subsidiary, a Delaware corporation, to effect the reincorporation of GCI from the State of Alaska to the State of Delaware (the “Reincorporation Merger”);

WHEREAS, the Stockholders are the record or Beneficial Owners (as defined below) of, and have either sole or shared voting power over, such number of shares of Company Series B Ventures Stock (as defined below) set forth opposite each such Stockholder’s name on Schedule A (such shares of Company Series B Ventures Stock, the “Original Shares” and, together with any New Shares (as defined below) (including shares of Class B common stock of GCI (“GCI Class B Stock”), received as Split-Off Shares in exchange for the redemption of the Company Series B Ventures Stock in the Split-Off), the “Subject Shares”); and

WHEREAS, as a condition to their willingness to enter into the Reorganization Agreement, the Company and GCI have requested that each Stockholder enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein and in the Reorganization Agreement, each party hereto agrees as follows:

SECTION 1.                            Representations and Warranties of the Stockholders.  Each Stockholder hereby represents and warrants to the Company and GCI, severally and not jointly or jointly and severally, solely with respect to itself, as follows:

(a)                                 Organization; Authority; Execution and Delivery; Enforceability; Litigation; Fees.  Such Stockholder has all requisite power and authority to execute and deliver this Agreement and to perform his, her or its obligations hereunder, and no consents, registrations, approvals, permits or authorizations are required to be obtained by such Stockholder from any Person in connection with the execution and delivery of this Agreement by such Stockholder.  This Agreement has been duly executed and delivered by such Stockholder and, assuming due authorization, execution and delivery by the Company and GCI, constitutes a valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity. The execution, delivery and performance of this Agreement by such Stockholder will not violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in a right of termination under, any material contract to which such Stockholder is bound. There is no suit, claim, action, investigation or proceeding pending or, to the knowledge of such Stockholder, threatened against such Stockholder at law or in equity before or by any Governmental Authority that could reasonably be expected to impair the ability of such Stockholder to perform its obligations hereunder. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions or matters contemplated hereby based upon arrangements made by or on behalf of such Stockholder.

(b)                                 Ownership.  Such Stockholder is the sole and exclusive record or Beneficial Owner of the number of Original Shares set forth opposite such Stockholder’s name on Schedule A, and such Stockholder’s Original Shares constitute all of the shares of Company Series B Ventures Stock Beneficially Owned by such Stockholder on the date of this Agreement.  Such Stockholder has full power, authority and discretion to vote, or direct the voting of, all of the Original Shares owned by it, and none of such Stockholder’s Original Shares are subject to any proxy, lien, pledge, claim, option, security interest, voting trust or other agreement, arrangement or restriction with respect to the voting of such Stockholder’s Original Shares (including in connection with (x) the Redemption Proposal and (y) the Reincorporation Merger (including the approval of the adoption of an agreement and plan of merger entered into in connection therewith) (such approvals in clause (x) or (y), the “Stockholder Approval Matters”)), except (i) as set forth in Sections 4 and 5 of this Agreement or (ii) pursuant to the Call Agreement, dated as of February 9, 1998 (the “Call Agreement”), between the Company (as successor of Liberty Interactive LLC (f/k/a Liberty Media LLC,), as assignee of Tele-Communications, Inc.) and the Malone Group (as defined in the Call Agreement).

(c)                                  Reliance.  Such Stockholder understands and acknowledges that the Company and GCI are entering into the Reorganization Agreement in reliance upon such Stockholder’s execution, delivery and performance of this Agreement.

SECTION 2.                            Representations and Warranties of the Company.

The Company hereby represents and warrants to each Stockholder and GCI as follows:  (i) the Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) the Company has all requisite power and authority to execute and deliver this Agreement (and each Person executing this Agreement on behalf of the Company has full power, authority, and capacity to execute and deliver this Agreement on behalf of the Company and to thereby bind the Company) and to perform its obligations hereunder, and no consents, registrations, approvals, permits or authorizations are required to be obtained by the Company from any Person in connection with the execution and delivery of this Agreement by the Company, (iii) the execution and delivery of this Agreement by the Company, and the performance by the Company of its obligations hereunder, have been duly authorized by all necessary corporate action on the part of the Company, and (iv) this Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by GCI and each of the Stockholders, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity. The execution, delivery and performance of this Agreement by the Company will not violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in a right of termination under, any material contract to which the Company is bound. There is no suit, claim, action, investigation or proceeding pending or, to the knowledge of the Company, threatened against the Company at law or in equity before or by any Governmental Authority that could reasonably be expected to impair the ability of the Company to perform its obligations hereunder.

SECTION 3.                            Representations and Warranties of GCI.

GCI hereby represents and warrants to each Stockholder and to the Company as follows:  (i) it is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) it has all requisite power and authority to execute and deliver this Agreement (and each Person executing this Agreement on behalf of it has full power, authority, and capacity to execute and deliver this Agreement on behalf of GCI and to thereby bind GCI) and to perform its obligations hereunder, and no consents, registrations, approvals, permits or authorizations are required to be obtained by GCI from any Person in connection with the execution and delivery of this Agreement by GCI, (iii) the execution and delivery of this Agreement by it, and its performance of its obligations hereunder, have been duly authorized by all necessary corporate action on the part of GCI, and (v) this Agreement has been duly executed and delivered by it and, assuming due authorization, execution and delivery by the Company and each of the Stockholders, constitutes a valid and binding obligation of GCI, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity. The execution, delivery and performance of this Agreement by GCI will not violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in a right of termination under, any material contract to which GCI is bound. There is no suit, claim, action, investigation or proceeding pending or, to the knowledge of GCI, threatened against GCI at law or in equity before or by any Governmental Authority that could reasonably be expected to impair the ability of GCI to perform its obligations hereunder.

SECTION 4.                            Covenants of the Stockholders.  Each Stockholder covenants and agrees, severally and not jointly, solely with respect to itself, as follows:

(a)                                 (i)            Throughout the term of this Agreement, at any meeting of the stockholders of the Company or GCI, however called, to vote upon the Stockholder Approval Matters, or at any postponement or adjournment thereof (each such meeting, an “Approval Meeting”), such Stockholder shall (A) appear at such meeting or otherwise cause its Subject Shares to be counted as present thereat for purposes of calculating a quorum and (B) vote (or cause to be voted, whether by the record owner or otherwise) all of such Stockholder’s Subject Shares: (1) in favor of the Stockholder Approval Matters and (2) in favor of any proposal to adjourn an Approval Meeting to solicit additional proxies in favor of the approval of the Stockholder Approval Matters; provided, however, if the Company shall have made a Liberty Adverse Recommendation Change solely in response to a Superior Liberty Ventures Proposal in accordance with the terms of the Reorganization Agreement, the Stockholders shall be released from their obligations pursuant to this Section 4(a)(i) with respect to any meeting of stockholders of the Company called to vote upon the matters included in clause (x) of the definition of “Stockholder Approval Matters”.

(ii)                                  Throughout the term of this Agreement, at any meeting of the stockholders of the Company or at any postponement or adjournment thereof or in any other circumstances upon which a vote, adoption or other approval is sought, such Stockholder shall (A) appear at such meeting or otherwise cause its Subject Shares to be counted as present thereat for purposes of calculating a quorum and (B) vote (or cause to be voted, whether by the record owner or otherwise) all of such Stockholder’s Subject Shares against (i) any Alternative Liberty Ventures Proposal and (ii) any action, proposal, agreement or transaction (which, for the avoidance of doubt, includes any proposed amendment to the Company’s restated certificate of incorporation) that is intended to, or could reasonably be expected to, impair, impede, interfere with, delay, postpone, discourage, frustrate the purposes of or otherwise adversely affect (in any material respect) the approval of the Stockholder Approval Matters or the consummation of the transactions contemplated by the Reorganization Agreement or the Reincorporation Merger; provided, however, if the Company shall have made a Liberty Adverse Recommendation Change solely in response to a Superior Liberty Ventures Proposal in accordance with the terms of the Reorganization Agreement, the Stockholders shall be released from their obligations pursuant to this Section 4(a)(ii) with respect to any meeting of stockholders of the Company.

Throughout the term of this Agreement, such Stockholder shall not make any public statements that are inconsistent with its support of the Stockholder Approval Matters or publicly propose to do any anything inconsistent with its obligations hereunder.

(b)                                 Throughout the term of this Agreement, such Stockholder shall not (i) sell or dispose or transfer Beneficial Ownership of any Subject Shares, or the voting rights with respect thereto (including by way of tendering Subject Shares into a tender or exchange offer or by conversion of Subject Shares), (ii) grant any proxies or powers of attorney with respect to the Subject Shares, deposit any Subject Shares into a voting trust (other than where the Stockholder continues to have power to vote the Subject Shares) or enter into a voting contract with respect to any Subject Shares, including with respect to any vote on the approval of the Stockholder Approval Matters (other than executing a proxy to vote in favor of the Stockholder Approval

Matters in accordance with, and to give effect to, the terms of this Agreement); or (iii) commit or agree to take any of the actions in clauses (i) or (ii); provided, that such Stockholder may sell, dispose of, pledge or transfer any Subject Shares pursuant to (1) the terms of the Call Agreement or (2) any sale, transfer, contract or other disposition (which, for the avoidance of doubt, excludes any conversion) to an acquiror or pledgor, as applicable, that agrees (in writing, pursuant to a joinder agreement or other instrument, reasonably acceptable to and in favor of each of the Company and GCI) to take such Subject Shares subject to the transferor’s obligations under this Agreement (a “Permitted Transferee”), including, for the avoidance of doubt, another Stockholder; provided, further, that the death of any Stockholder who is an individual person shall itself not be a sale, transfer or disposition of any Subject Shares prohibited by this Section 4(b) as long as (A) another Stockholder, a Permitted Transferee or the Stockholder’s estate continues to own such Subject Shares and agrees to perform such Stockholder’s obligations hereunder or (B) any sale, transfer, or disposition of Subject Shares occurs pursuant to the terms of the Call Agreement. Any attempted sale, disposal or transfer of Subject Shares or any interest therein in violation of this Section 4 shall be null and void, and the Company shall refuse to record such attempted sale, disposal or transfer in its books and records.

(c)                                  If any involuntary sale, disposal or transfer of any of the Subject Shares shall occur (including a sale by a Stockholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale, but excluding a transfer pursuant to the Call Agreement), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall, to the fullest extent permitted by applicable Law, take and hold such Subject Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until the valid termination of this Agreement.

(d)                                 Throughout the term of this Agreement, such Stockholder will not, and will not permit any Person under such Stockholder’s control, to solicit proxies, or to seek votes, consents or approvals, that are contrary to any of the matters specified in Section 4(a).

(e)                                  Such Stockholder hereby agrees that, in the event (i) of any stock or extraordinary dividend or other distribution, stock split, reverse stock split, recapitalization, reclassification, reorganization, combination or other like change of or affecting the Subject Shares that results in such Stockholder acquiring Beneficial Ownership and the right to vote, or direct the voting, of any additional shares of Company Series B Ventures Stock, or (ii) that such Stockholder otherwise acquires Beneficial Ownership and the right to vote, or direct the voting, of any shares of Company Series B Ventures Stock, in each case after the execution of this Agreement (including by conversion, operation of Law or otherwise) (collectively, the “New Shares”): (A) such New Shares shall constitute Subject Shares and be subject to the applicable terms of this Agreement, including all covenants, agreements, and obligations set forth herein; and (B) such Stockholder shall ensure that the representations and warranties set forth in Sections 1(a) and 1(b) above shall be true and correct in respect of such New Shares as if they were Original Shares (other than the fact that such New Shares will not be set forth on Schedule A).

(f)                                   For the avoidance of doubt, (i) other than as expressly contemplated by Section 4, nothing in this Agreement shall be deemed to require such Stockholder to vote in favor of, or to prohibit such Stockholder from taking any action that adversely affects, any other proposal submitted for the approval of the stockholders of the Company or GCI and (ii) other than with respect to the Subject Shares, nothing in this Agreement shall be deemed to (x) require such Stockholder to vote or refrain from voting any other shares of voting stock of the Company or GCI Beneficially Owned by such Stockholder in any manner or (y) sell, transfer or otherwise dispose of any other shares of common stock of the Company or GCI.

(g)                                  Each Stockholder shall not, nor shall it authorize or permit any of its controlled Affiliates or any of its or their respective directors, officers or employees, as applicable, or any of its or their respective financial advisors, legal counsel, financing sources, accountants or other advisors, agents or representatives (collectively, “Representatives”) to, directly or indirectly, (i) solicit, initiate or facilitate (including by way of furnishing information), induce or encourage any inquiries or the making of any proposal or offer (including any proposal or offer to the Liberty Ventures Stockholders) that constitutes or would reasonably be expected to lead to an Alternative Liberty Ventures Transaction Proposal, or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Alternative Liberty Ventures Transaction Proposal.  Each Stockholder shall, and shall cause its controlled Affiliates and its and their respective Representatives to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Person with respect to any Alternative Liberty Ventures Transaction Proposal and will enforce and will not waive any provisions of, any confidentiality or standstill agreement (or any similar agreement) to which the Stockholder is a party relating to any such Alternative Liberty Ventures Transaction Proposal, and will promptly request each Person that has heretofore executed a confidentiality agreement with such Stockholder in connection with its consideration of any Alternative Liberty Ventures Transaction Proposal to return or destroy all confidential information furnished prior to the execution of this Agreement to or for the benefit of such Person by or on behalf of the Company or any of its Subsidiaries.  Notwithstanding the foregoing, in the event the Company is permitted to take the actions set forth in Section 5.3(b)(i) and (ii) of the Reorganization Agreement, John C. Malone (“Malone”) shall be released from the restrictions set forth in clause (ii) of the first sentence of this Section 4(g).

SECTION 5.                            Grant of Irrevocable Proxy; Appointment of Proxy.

(a)                                 (i)            From the date hereof until the earlier of (A) the termination of the Stockholders’ obligations pursuant to Section 4 and (B) the Split-Off Effective Time, each Stockholder hereby irrevocably grants to the Company, and appoints each of Richard N. Baer and Craig Troyer, as authorized signatories of the Company, and any other individual designated in writing by the Company, and each of them individually, such Stockholder’s proxy and attorney-in-fact (with full power of substitution and re-substitution), for and in the name, place and stead of such Stockholder, to vote all of such Stockholder’s Subject Shares at any Approval Meeting of stockholders of the Company at which the Stockholder Approval Matters are presented for approval or any adjournment or postponement thereof in accordance with the terms of Section 4(a) of this Agreement; provided, that the proxy granted in this Section 5(a)(i) shall not be applicable with respect to any meeting of stockholders of the Company or any adjournment or postponement thereof for which such Stockholder has been released from its voting obligations pursuant to the proviso of Section 4(a) or the proviso of Section 4(b).  The proxy granted in this Section 5(a)(i) shall expire at the time that the obligations of the Stockholders in Section 4 have been fully performed in accordance with their terms.

(ii)           From the Split-Off Effective Time until the termination of the Stockholders’ obligations pursuant to Section 4, each Stockholder hereby irrevocably grants to GCI, and appoints each of Richard N. Baer and Craig Troyer, as then-authorized signatories of GCI, and any other individual designated in writing by GCI, and each of them individually, such Stockholder’s proxy and attorney-in-fact (with full power of substitution and re-substitution), for and in the name, place and stead of such Stockholder, to vote all of such Stockholder’s Subject Shares at any Approval Meeting of stockholders of GCI at which the Stockholder Approval Matters are presented for approval or any adjournment or postponement thereof in accordance with the terms of Section 4(a) of this Agreement. The proxy granted in this Section 5(a)(ii) shall expire at the time that the obligations of the Stockholders in Section 4 have been fully performed in accordance with their terms.

(b)                                 Each Stockholder represents that any proxies heretofore given in respect of such Stockholder’s Subject Shares are not irrevocable, and that all such proxies are hereby revoked.

(c)                                  Each Stockholder hereby affirms that the irrevocable proxy set forth in this Section 5 is given in connection with the execution of the Reorganization Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder under this Agreement. Such Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. Such Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Each such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212(e) of the DGCL and AS 10.06.418 of the Alaska Corporations Code.

SECTION 6.                            Director/Officer.  Notwithstanding anything to the contrary contained herein, each Stockholder is entering into this Agreement solely in its capacity as Beneficial Owner of such Stockholder’s Subject Shares, and nothing herein is intended to or shall limit, affect or restrict any Stockholder who is also a director or officer of the Company or GCI solely in his or her capacity as a director or officer of the Company or GCI or any of their respective Subsidiaries (including voting on matters put to such board or any committee thereof, influencing officers, employees, agents, management or the other directors of the Company or GCI or any of their respective Subsidiaries and taking any action or making any statement at any meeting of such board or any committee thereof) in the exercise of his or her fiduciary duties as a director or officer of the Company or GCI or any of their respective Subsidiaries.

SECTION 7.                            Further Assurances.  Each Stockholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as the Company or GCI may reasonably request for the purpose of effectuating the matters covered by this Agreement.

SECTION 8.                            Certain Definitions.  Any capitalized term that is used but not defined in this Agreement shall have the meaning assigned to such term in the Reorganization Agreement. For purposes of this Agreement, the term:

(a)                                 “Beneficial Ownership” and related terms such as “Beneficially Owned” or “Beneficial Owner” have the meaning given such terms in Rule 13d-3 under the U.S. Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as in effect from time to time; provided, that no Stockholder will be deemed to Beneficially Own any Company Series B Ventures Stock held by The Tracy M. Amonette Trust A (also known as the Tracy L. Neal Trust A) or The Evan D. Malone Trust A, unless and until a Stockholder exercises its right of substitution and acquires such Company Series B Ventures Stock from The Tracy M. Amonette Trust A (also known as the Tracy L. Neal Trust A) or The Evan D. Malone Trust A, respectively.

(b)                                 “Company Series B Ventures Stock” means (x) all shares of Liberty Ventures Series B common stock of the Company, par value $0.01 per share, and (y) any securities issued in respect of the securities listed in clause (x), or in substitution therefor, or otherwise into which such shares of Liberty Series B Ventures Stock may thereafter be changed, including, without limitation, the GCI Series B Stock (whether as a result of a recapitalization, reorganization, redemption, merger, consolidation, business combination, share exchange, stock dividend or other transaction or event); provided, that, in the case of each of clauses (x) and (y) such securities are entitled to voting powers of more than one vote per share.

SECTION 9.                            Termination.  This Agreement shall terminate upon the earliest of (a) the written agreement of each Stockholder party hereto, the Company and GCI, (b) the termination of the Reorganization Agreement in accordance with its terms, (c) the consummation of the Reincorporation Merger in accordance with its terms and (d) the date that is twelve (12) months after the Split-Off Effective Time; provided, that, in each case, Section 10 of this Agreement shall survive any such termination. Notwithstanding the foregoing, nothing herein shall relieve any party from liability for any breach of this Agreement occurring prior to such termination.  Notwithstanding the foregoing, this Agreement shall terminate (other than this Section 9 and Section 10) as to a Stockholder party hereto as of the date the parties to the Reorganization Agreement enter into a material amendment thereto without the prior written consent of such Stockholder (such consent to be provided or withheld in accordance with the proviso to Section 10(k) below).

SECTION 10.                     General Provisions.

(a)                                 Assignment; Amendments.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by any of the parties hereto without the prior written consent of the other parties, except that any Stockholder may assign its obligations hereunder to a Permitted Transferee (that has executed a joinder agreement or other instrument in accordance with Section 4(b) above) without the prior written consent of the Company (if prior to the Split-Off Effective Time) or GCI. Any assignment in violation of the preceding sentence shall be void.  Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.  This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of the Company (if prior to the Split-Off Effective Time, each Stockholder and GCI.

(b)                                 Notices. Any notices or other communications required or permitted under, or otherwise in connection with this Agreement, shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) upon transmission by electronic mail or facsimile transmission as evidenced by confirmation of transmission to the sender (but only if followed by transmittal of a copy thereof by (i) national overnight courier or (ii) hand delivery with receipt, in each case, for delivery by the second (2nd) Business Day following such electronic mail or facsimile transmission), (c) on receipt after dispatch by registered or certified mail, postage prepaid and addressed, or (d) on the next Business Day if transmitted by national overnight courier, in each case as follows:

if to the Company:

Liberty Interactive Corporation
12300 Liberty Boulevard
Englewood, Colorado 80112
Attention: Legal Department
Facsimile: Separately provided
Email: Separately provided

with a copy (which shall not constitute notice) to:

Baker Botts L.L.P.
30 Rockefeller Plaza
New York, NY 10112
Facsimile:	212-259-2501
Email:	frederick.mcgrath@bakerbotts.com
renee.wilm@bakerbotts.com
Attention:	Frederick H. McGrath
Renee L. Wilm

If to GCI, prior to the Split-Off Effective Time:

General Communication, Inc.
2550 Denali Street
Suite 1000
Anchorage, AK 99503
Attention: General Counsel
Facsimile: Separately provided
E-mail: Separately provided

with a copy (which shall not constitute notice) to:

Sherman & Howard L.L.C.
633 17th Street, Suite 3000
Denver, CO 80202
Facsimile: (303) 298-0940
E-mail: smiller@shermanhoward.com
Attention:	Steven D. Miller

If to GCI, following the Split-Off Effective Time:

GCI Liberty, Inc.
12300 Liberty Boulevard
Englewood, Colorado 80112
Attention: Legal Department
Facsimile: Separately provided
Email: Separately provided

with a copy (which shall not constitute notice) to:

Baker Botts L.L.P.
30 Rockefeller Plaza
New York, NY 10112
Facsimile:	212-259-2501
Email:	frederick.mcgrath@bakerbotts.com
renee.wilm@bakerbotts.com
Attention:	Frederick H. McGrath
Renee L. Wilm

if to a Stockholder:  at the address of such stockholder set forth on Schedule A

(c)                                  Interpretation.  When a reference is made in this Agreement to a paragraph, a Section or a Schedule, such reference shall be to a paragraph of, a Section of or a Schedule to this Agreement unless otherwise indicated.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The term “or” is not exclusive.  The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.  Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated.  References to a Person are also to its permitted successors and assigns.  Each of the parties hereto has participated in the drafting and negotiation of this Agreement.  If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of authorship of any of the provisions of this Agreement.

(d)                                 Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.  The exchange of copies of this Agreement and of signature pages by facsimile or e-mail shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes.  Signatures of the parties transmitted by facsimile or e-mail shall be deemed to be their original signatures for all purposes.

(e)                                  Entire Agreement; No Third-Party Beneficiaries.  This Agreement (together with the Reorganization Agreement, any agreement and plan of merger entered into in connection with the Reincorporation Merger, and the other documents referenced herein and therein, including all schedules and exhibits to each of the foregoing) (i) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and no party is relying on any other oral or written representation, agreement or understanding and no party makes any express or implied representation or warranty in connection with the transactions contemplated by this Agreement other than as set forth in this Agreement or the other documents referenced herein and therein and (ii) is not intended to confer upon any Person other than the parties any rights or remedies, except the rights conferred upon those Persons specified as proxies and attorneys-in-fact in Section 5 and the Indemnified Persons pursuant to Section 10(j) and as otherwise expressly contemplated herein.

(f)                                   Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.  This Agreement and all disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to Laws that may be applicable under conflicts of Laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware.  Each of the parties hereto hereby (i) irrevocably and unconditionally consents to submit itself to the sole and exclusive personal jurisdiction of the Court of Chancery of the State of Delaware (or, if under applicable Law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware) (collectively, the “Delaware Courts”) in connection with any dispute, claim, or controversy arising out of or relating to this Agreement or the transactions contemplated hereby, (ii) waives any objection to the laying of venue of any such litigation in any of the Delaware Courts, (iii) agrees not to plead or claim in any such court that such litigation brought therein has been brought in an inconvenient forum and agrees not otherwise to attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court, and (iv) agrees that it will not bring any action, suit, or proceeding in connection with any dispute, claim, or controversy arising out of or relating to this Agreement or the transactions contemplated hereby, in any court or other tribunal, other than any of the Delaware Courts.  Each of the parties hereto hereby irrevocably and unconditionally agrees that service of process in connection with any dispute, claim, or controversy arising out of or relating to this Agreement or the transactions contemplated hereby may be made upon such party by prepaid certified or registered mail, with a validated proof of mailing receipt constituting evidence of valid service, directed to such party at the address specified in Section 10(b) hereof.  Service made in such manner, to the fullest extent permitted by applicable Law, shall have the same legal force and effect as if served upon such party personally within the State of Delaware.  Nothing herein shall be deemed to limit or prohibit service of process by any other manner as may be permitted by applicable Law.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE REORGANIZATION AGREEMENT OR THE REINCORPORATION MERGER OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (INCLUDING ANY OF THE STOCKHOLDER APPROVAL MATTERS). EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10(F).

(g)                                  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, insofar as the foregoing can be accomplished without materially affecting the economic benefits anticipated by the parties to this Agreement.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

(h)                                 Specific Performance.  The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

(i)                                     Expenses.  All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not such transactions are consummated; provided, that the

Company shall pay up to $75,000 of the reasonable fees, charges and disbursements of advisors to and counsel for the Stockholders in connection with this Agreement.

(j)                                    Indemnification.

(i)                                     The Company (the “Indemnifying Party”) covenants and agrees, on the terms and subject to the limitations set forth in this Agreement, to indemnify and hold harmless each Stockholder and such Stockholder’s Affiliates, representatives and advisors (each, an “Indemnified Party”), from and against any and all Losses incurred in connection with, arising out of or resulting from any claims, demands, actions, proceedings or investigations (collectively, “Actions”) relating to the transactions contemplated by the Reorganization Agreement, the Reincorporation Merger and the other transactions contemplated by the agreement and plan of merger or any other agreement entered into in connection therewith, or any other transaction contemplated hereby or thereby (including any Actions brought by any of the stockholders, directors, officers or employees of any of GCI or the Company relating thereto). For purposes of this Section 10(j), “Losses” means any loss (including disgorgement of consideration), liability, cost, damage or expense (including, without duplication, reasonable fees and expenses of counsel, accountants, consultants and other experts) related to an Action for which an Indemnified Party is entitled to indemnification pursuant to this Agreement; provided, however, that any diminution in value of the capital stock of the Company shall not constitute a Loss.

(ii)                                  Notwithstanding anything herein to the contrary, the Indemnifying Party will not be obligated to provide indemnity hereunder to any Indemnified Party with respect to any Losses which (x) result from such Indemnified Party’s willful misconduct or gross negligence or (y) result primarily from any breach of any representation and warranty of such Indemnified Party contained in this Agreement or any breach of any covenant or agreement made or to be performed by such Indemnified Party under this Agreement.

(iii)                               The Indemnifying Party will indemnify the Indemnified Parties pursuant to this Section 10(j) regardless of whether such Losses are incurred prior to or after the Split-Off Effective Time. The indemnification provided pursuant to this Section 10(j) is in addition to, and not in derogation of, any other rights an Indemnified Party may have under applicable law, the certificate of incorporation or bylaws of the Company, or pursuant to any contract, agreement or arrangement; provided, however, that Losses will not be duplicated.

(iv)                              Promptly after the receipt by any Indemnified Party of notice of any Action that is or may be subject to indemnification hereunder (each, an “Indemnifiable Claim”) (and in no event more than ten (10) Business Days after the Indemnified Party’s receipt of written notice of such Indemnifiable Claim), such Indemnified Party shall give written notice thereof to the Indemnifying Party, which notice will include, to the extent known, the basis for such Indemnifiable Claim and copies of any pleadings or written demands relating to such Indemnifiable Claim and, promptly following request therefor, shall provide any additional information in respect thereof that the Indemnifying Party may reasonably request; provided, however, that (x) any delay in giving or failure to give such notice will not affect the obligations of the Indemnifying Party hereunder except to the extent the Indemnifying Party is actually prejudiced as a result of such delay in or failure to notify and (y) no such notice shall be required to be given to the Indemnifying Party to the extent that the Indemnifying Party or any of its respective Affiliates is a party to any such Indemnifiable Claim.

(v)                                 Subject to Section 10(j)(vi) and Section 10(j)(vii), the Indemnifying Party shall be entitled to exercise full control of the defense, compromise or settlement of any Indemnifiable Claim in respect of an Action commenced or made by a Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (a “Third Party Indemnifiable Claim”) so long as, within ten (10) calendar days after the receipt of notice of such Third Party Indemnifiable Claim from the Indemnified Party (pursuant to Section 10(j)(iv)), the Indemnifying Party: (x) delivers a written confirmation to such Indemnified Party that the indemnification provisions of Section 10(j) are applicable, subject only to the limitations set forth in this Agreement, to such Third Party Indemnifiable Claim and that the Indemnifying Party will indemnify such Indemnified Party in respect of such Third Party Indemnifiable Claim to the extent required by this Section 10(j), and (y) notifies such Indemnified Party in writing that the Indemnifying Party will assume the control of the defense thereof. Following notification to such Indemnified Party of the assumption of the defense of such Third Party Indemnifiable Claim, the Indemnifying Party shall retain legal counsel reasonably satisfactory to such Indemnified Party to conduct the defense of such Third Party Indemnifiable Claim. If the Indemnifying Party so assumes the defense of any such Third Party Indemnifiable Claim in accordance herewith, subject to the provisions of clauses (iv) through (vi) of this Section 10(j), (A) the Indemnifying Party shall be entitled to exercise full control of the defense, compromise or settlement of such Third Party Indemnifiable Claim and such Indemnified Party shall cooperate (subject to the Indemnifying Party’s agreement to reimburse such Indemnified Party for all reasonable out-of-pocket expenses incurred by such Indemnified Party in connection with such cooperation) with the Indemnifying Parties in any manner that the Indemnifying Party reasonably may request in connection with the defense, compromise or settlement thereof (subject to the last sentence of this Section 10(j)(v)), and (B) such Indemnified Party shall have the right to employ separate counsel selected by such Indemnified Party and to participate in (but not control) the defense, compromise or settlement thereof and the Indemnifying Party shall pay the reasonable fees and expenses of one such separate counsel, and, if reasonably necessary, one local counsel. No Indemnified Party shall settle or compromise or consent to entry of any judgment with respect to any such Action for which it is entitled to indemnification without the prior written consent of the Indemnifying Party, unless the Indemnifying Party shall have failed to assume the defense thereof as contemplated in this Section 10(j)(v), in which case such Indemnified Party will be entitled to control the defense, compromise or settlement thereof at the expense of the Indemnifying Party. Without the prior written consent of each of the Indemnified Parties who are named in the Action subject to the Third Party Indemnifiable Claim (which consent shall not be unreasonably withheld, delayed or conditioned), the Indemnifying Party will not settle or compromise or consent to the entry of judgment with respect to any Indemnifiable Claim (or part thereof) unless such settlement, compromise or consent (x) includes an unconditional release of such Indemnified Parties, (y) does not include any admission of wrongdoing on the part of such Indemnified Parties and (z) does not enjoin or restrict in any way the future actions or conduct of such Indemnified Parties (other than in a manner consistent with the terms of this Agreement and the Reorganization Agreement).

(vi)                              Notwithstanding Section 10(j)(v), an Indemnified Party, at the expense of the Indemnifying Party, (x) shall, subject to the last sentence of this Section 10(j)(vi), be entitled to separately control the defense, compromise or settlement of any Third Party Indemnifiable Claim as to such Indemnified Party if, in the judgment of counsel to the Indemnified Party, there exists any actual conflict of interest relating to the defense of such Action between the Indemnified Party and one or more Indemnifying Party and (y) shall be entitled to assume control of the defense, compromise and settlement of any Third Party Indemnifiable Claim as to which the Indemnifying Party have previously assumed control in the event the Indemnifying Party are not timely and diligently pursuing such defense. No Indemnified Party shall settle or compromise or consent to entry of any judgment with respect to any Action with respect to which it controls the defense thereof pursuant to this Section 10(j)(vi) and for which it is entitled to indemnification without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.

(vii)                           In all instances under this Section 10(j) where the Indemnifying Party has agreed to pay the fees, costs and expenses of the Indemnified Parties, such fees, costs and expenses shall be reasonable. The parties agree to cooperate and coordinate in connection with the defense, compromise or settlement of any Indemnifiable Claims.

(viii)                        In addition to (but without duplication of) the Indemnified Party’s right to indemnification as set forth in this Section 10(j), if so requested by an Indemnified Party, the Indemnifying Party shall also advance to such Indemnified Party (within five (5) Business Days of such request) any and all reasonable fees, costs and expenses incurred by an Indemnified Party in accordance with this Section 10(j) in connection with investigating, defending, being a witness in or participating in (including any appeal), or preparing to defend, be a witness in or participate in, any Indemnifiable Claim, including, without duplication, reasonable fees and expenses of counsel, accountants, consultants and other experts (an “Expense Advance”).

(ix)                              Each Stockholder agrees that he or she will repay Expense Advances made to him or her (or paid on his or her behalf) by the Indemnifying

Party pursuant to this Section 10(j) if it is ultimately finally determined by a court of competent jurisdiction that he or she is not entitled to be indemnified pursuant to this Section 10(j).

(k)                                 Stockholder Obligations Several and Not Joint.  The representations, warranties, covenants and other agreements of each of the Stockholders hereunder shall be several and not joint, and no Stockholder shall be liable for any breach of the terms of this Agreement by any other Stockholder; provided, that any consent to a Material Agreement Amendment shall be provided or withheld by Malone on behalf of himself and each other Stockholder.

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IN WITNESS WHEREOF, each party has caused this Agreement to be signed by its representative thereunto duly authorized as of the date first written above.

LIBERTY INTERACTIVE CORPORATION

By:	/s/ Richard N. Baer
Name:	Richard N. Baer
Title:	Chief Legal Officer

[Signature Page to Voting Agreement]

GENERAL COMMUNICATION, INC.

By:	/s/ Peter Pounds
Name:	Peter Pounds
Title:	Senior Vice President &
Chief Financial Officer

[Signature Page to Voting Agreement]

STOCKHOLDERS

/s/ John C. Malone

John C. Malone

[Signature Page to Voting Agreement]

/s/ Leslie Malone

Leslie Malone

[Signature Page to Voting Agreement]

Schedule A

Stockholders

Stockholder	LVNTB

John C. Malone	3,830,645

c/o Liberty Media Corporation
12300 Liberty Boulevard
Englewood, Colorado 80112
Facsimile: Separately provided
Email: Separately provided

Leslie Malone	123,847

c/o Liberty Media Corporation
12300 Liberty Boulevard
Englewood, Colorado 80112
Facsimile: Separately provided
Email: Separately provided